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                                                                    EXHIBIT 23.3

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


The Board of Directors
Intrex Data Communications Corp.

We consent to the incorporation by reference in the registration statement on Form S-2 of Decisionlink Inc. of our report dated June 2, 2000, except as to notes 12(c) and (d) which are as of July 26, 2000, relating to the consolidated balance sheet of Intrex Data Communications Corp. as at December 31, 1999 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year ended December 31, 1999 and for the period from October 26, 1994 (inception) to December 31, 1999.



/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada
February 5, 2001